Exhibit 99.1
Liberty Global Receives Regulatory Approval
to Sell Swedish Cable Operation
Denver, Colorado — June 7, 2006: Liberty Global, Inc. (“Liberty Global”) (Nasdaq: LBTYA, LBTYB, LBTYK) announced today that it received approval by the EU competition authorities on June 6 to sell its Swedish cable business (“UPC Sweden”) to a consortium comprising The Carlyle Group and Providence Equity Partners (collectively referred to as the “Buyer”).
Liberty Global will sell UPC Sweden for cash consideration of approximately SEK3,012 million (€327 million or US$419 million, based on exchange rates as of June 6, 2006) subject to certain adjustments, and the assumption by the Buyer of capital lease obligations with an aggregate balance of approximately SEK257 million (€28 million or US$36 million) at March 31, 2006. The transaction is expected to close within the next 30 days.
About Liberty Global
Liberty Global is the leading international cable operator offering advanced video, voice, and Internet-access services to connect our customers to the world of entertainment, communications and information. At March 31, 2006, the Company operated state-of-the-art broadband communications networks that served 15 million customers in 18 countries principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant media and programming businesses such as Jupiter TV in Japan and chellomedia in Europe.
Forward-Looking Statements: Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including our ability to consummate the sale of UPC Sweden on the disclosed terms or within the projected time frame. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
For more information, please visit www.lgi.comor contact:

Christopher Noyes	Hanne Wolf
Investor Relations — Denver	Corporate Communications — Denver
303.220.6693	303.220.6678

Iván Nash Vila	Bert Holtkamp
Investor Relations — Europe	Corporate Communications — Europe
+41 44 277 97 38	+31 20 778 9447